Exhibit 99.1

NEWS RELEASE

For Immediate Release

CalAmp Announces the Repurchase of $84.9 million of 1.625% Convertible Unsecured Senior Notes due May 2020

IRVINE, Calif. – October 25, 2019 – CalAmp (Nasdaq: CAMP), a technology solutions pioneer transforming the global connected economy, today announced that the Company repurchased $84.9 million in aggregate principal amount of its 1.625% Convertible Senior Notes due in May 2020, plus accrued interest of $0.6 million. The repurchase was completed with cash on hand through privately-negotiated transactions and following the closing, approximately $37.6 million in aggregate principal amount of Notes will remain outstanding as current debt.

“Given the upcoming maturity date of our Notes and the relatively low short-term yields available on cash investments, we were delighted to take advantage of this opportunity to leverage our strong balance sheet and repurchase these Notes with an economic benefit to our shareholders,” said Michael Burdiek, CalAmp’s president and chief executive officer.

About CalAmp
CalAmp (Nasdaq: CAMP) is a technology solutions pioneer transforming the global connected economy. We help reinvent business and improve lives around the globe with technology solutions that streamline complex mobile IoT deployments and bring intelligence to the edge. Our software and subscription-based services, scalable cloud platform and intelligent devices collect and assess business-critical data from mobile assets and their contents. We call this The New How, facilitating efficient decision making, optimizing mobile asset utilization and improving road safety.  CalAmp, headquartered in Irvine, California, has been publicly traded since 1983. LoJack® is a brand of CalAmp and a leader in stolen vehicle recovery and innovative automotive services. For more information, visit calamp.com, or LinkedIn, Facebook, Twitter, YouTube or CalAmp Blog.

Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding the company’s anticipated future growth and future financial performance, as well as statements containing the words “anticipates,” “believes,” “plans,” “will,” “expects,” or “guidance” and similar words. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company, or industry results, to differ materially from those expressed or implied by such forward-looking statements. Such factors include, among others: the company’s operating history and operating results; its ongoing transformation to a recurring-revenue subscription business model; challenges associated with international expansion; the ability to repay the outstanding Notes; and other risk factors referenced in the company’s public filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended February 28, 2018. The financial information contained in this press release should be read in conjunction with the consolidated financial statements and notes thereto included in CalAmp’s most recent reports on Form 10-K and Form 10-Q, each as it may be amended from time-to-time.

CalAmp and the CalAmp logo are among the trademarks of CalAmp and/or its affiliates in the United States, certain other countries and/or the EU. Any other trademarks or trade names mentioned are the property of their respective owners.

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CalAmp Media Contact:	CalAmp Investor Contact:
Angela Baldwin	Leanne K. Sievers
Merritt Group	Shelton Group
650.270.3082	949.224.3874
baldwin@merrittgrp.com	sheltonir@sheltongroup.com